EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k), as promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of Clean Coal Technologies Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of May 26, 2022.

WYOMING NEW POWER INC.

By: /s/ Patrick Imeson
Name: Patrick Imeson
Title: CEO

BLACK DIAMOND FINANCIAL GROUP LLC

By: /s/ Patrick Imeson
Name: Patrick Imeson
Title: Manager

/s/ Patrick Imeson
Patrick Imeson